Exhibit 99.1

** NEWS RELEASE **

MARIA COMFORT JOINS HOT TOPIC

AS CHIEF MERCHANDISE OFFICER OF THE HOT TOPIC DIVISION

CINDY LEVITT APPOINTED VICE PRESIDENT OF LICENSING

CITY of INDUSTRY, CA, August 17 2005 — Hot Topic, Inc. (Nasdaq National Market: HOTT) announced today that Maria Comfort will join the Company as Senior Vice President, Chief Merchandise Officer of the Hot Topic Division. Maria will be responsible for buying, merchandise planning, licensing, marketing and hottopic.com. She will start on Monday, August 22nd and report to Jerry Cook, President of Hot Topic.

Maria’s 25 years of retail experience have been diverse and distinguished including assignments in teen retailing with Contempo Casuals, product licensing with Kmart and division leadership duties with Nine West, where she was President of 9 & Co. She also served as Executive Vice President of both retail and wholesale operations for Armani US. Most recently, Maria has held the position of Executive Vice President of Lillie Rubin.

Cindy Levitt has been appointed to the new role of Vice President of Licensing. Licensed products (both music and pop culture) represent over 50% of the Hot Topic product assortment. In Cindy’s new role, she will focus on the conceptual management of all licensed properties, identification of new and emerging licenses, negotiations for exclusivity, and collaboration across all product categories to support licenses. Cindy will also be responsible for marketing.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the Company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of July 30, 2005, the Company operated 628 Hot Topic stores in all 50 states and Puerto Rico and 100 Torrid stores. The Company also operates e-commerce websites at www.hottopic.com and www.torrid.com.

In addition to historical information, this news release contains forward-looking statements, which include statements relating to incoming officers and their roles, which also touch on financial results, guidance, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with hiring and retaining key personnel, meeting expected financial results, management of growth and product assortment, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the Company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed in the Company’s SEC reports, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 29, 2005.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173